Exhibit 99.1

FOR IMMEDIATE RELEASE

PARAMETRIC SOUND ANNOUNCES PRICING OF PUBLIC OFFERING
OF COMMON STOCK

HENDERSON, NV, March 22, 2012 – Parametric Sound Corporation (Nasdaq: PAMT), a leading innovator of directed audio products and solutions, today announced the pricing of an underwritten public offering of 1,888,888 shares of its common stock at a price of $4.50 per share, for gross proceeds of $8.5 million.  The net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $7.3 million.

In connection with the offering Parametric Sound completed a 1-for-5 reverse stock split on March 21, 2012.

Subject to customary conditions, Parametric Sound expects to close the sale of its common stock, on or about March 27, 2012.

MDB Capital Group LLC is acting as the sole manager for the offering.

Parametric Sound has granted the underwriters a 45-day option to purchase up to an additional 283,333 shares of Parametric Sound’s common stock to cover over-allotments, if any.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  The offering will be made only by means of a prospectus, copies of which may be obtained from MDB Capital Group LLC, 401 Wilshire Boulevard, Suite 1020, Santa Monica, CA 90401, (310) 526-5000.

About Parametric Sound Corporation
Parametric Sound Corporation’s pioneering HyperSound technology employs a tightly focused beam of sound to target specific audiences without the ambient noise of traditional speakers. The Company owns a substantial body of intellectual property. Recent innovations enhance stereo output to produce a robust 3D audio image from just two ultra-thin speakers opening opportunities for consumer markets. For more information about the Company and its products, please visit: www.parametricsound.com.

About MDB Capital Group
MDB Capital Group LLC is an investment banking and institutional research firm focused exclusively on companies possessing or seeking to develop market changing, disruptive technologies and intellectual property. For more information on MDB Capital Group, visit www.mdb.com.

Cautionary note on forward-looking statements
This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT:
Jim Barnes, CFO
888-HSS-2150 Ext 3
jbarnes@parametricsound.com